UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) October 26, 2020 (October 22, 2020)

VISTEON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-15827		38-3519512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

One Village Center Drive,	Van Buren Township,	Michigan	48111
(Address of Principal Executive Offices)			(Zip Code)

Registrant's telephone number, including area code (800)-VISTEON

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	VC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2020, Visteon Corporation (the “Company”) entered into an Amended and Restated Employment Agreement (the “Amended Employment Agreement”) with Sachin Lawande, the Company’s President and Chief Executive Officer, which amends and restates the Employment Agreement between the Company and Mr. Lawande dated as of February 12, 2018 (the “Prior Employment Agreement”). The term of the Prior Employment Agreement was scheduled to expire on June 29, 2021.

The term of the Amended Employment Agreement extends through September 30, 2025. Pursuant to the Amended Employment Agreement, Mr. Lawande will continue to receive an annualized base salary of $1,030,000, with a target annual cash bonus opportunity of 125% of his base salary and a maximum annual cash bonus opportunity of not less than 200% of his target annual cash bonus opportunity. Mr. Lawande will be eligible to receive annual awards under the Company’s long-term incentive compensation arrangements. Mr. Lawande will continue to be entitled to participate in the Company’s standard benefits programs on the same basis as other senior executives of the Company with the exception that if Mr. Lawande retires in accordance with the standard terms of the Company’s retirement definition and the Board of Directors, in its sole discretion, concludes a successor has been hired or identified by Mr. Lawande to replace him as Chief Executive Officer, the awards under the applicable long term incentive programs will continue to vest as if he were employed rather than being prorated.

Pursuant to his Amended Employment Agreement (and consistent with his Prior Employment Agreement), if Mr. Lawande is terminated without cause or his employment is voluntarily terminated for good reason, he will receive (i) a lump sum cash payment equal to one and one-half times (1.5x) the sum of his annual base salary and target bonus, (ii) a pro rata annual bonus for the year of termination based on corporate achievement levels for the entire year, (iii) reimbursement for the cost of COBRA premiums for up to 18 months, (iv) reimbursement for outplacement services for a period of up to one year in an amount not exceeding $50,000, and (v) any accrued but unpaid benefits. If, within two years after the occurrence of a Change in Control (as defined in the Amended Employment Agreement), Mr. Lawande is terminated without Cause or his employment is voluntarily terminated for Good Reason, he will receive (i) a lump sum cash payment equal to two times the sum of his annual base salary and target bonus, (ii) a pro rata annual bonus for the year of termination, assuming corporate achievement at target level, (iii) up to 18 months of life, accident and health insurance benefits, (iv) accelerated vesting of any benefits under the Company’s 2010 Supplemental Executive Retirement Plan and Savings Parity Plan or any successor to any such plans or similar plans and payment of benefits under such plans in accordance with their terms, (v) reimbursement for outplacement services for a period of up to one year in an amount not exceeding $50,000 and (vi) any accrued but unpaid benefits. All severance payments are contingent on his signing and not revoking a release of claims and compliance with the terms of the Amended Employment Agreement.

Mr. Lawande may be required, upon certain triggering events, to repay all or a portion of his incentive compensation, pursuant to the Company’s clawback policy, including any clawback policy adopted by or applicable to the Company under the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Amended Employment Agreement also contains confidentiality, intellectual property and non-disparagement provisions, as well as non-competition and non-solicitation provisions.

The foregoing description of the Amended Employment Agreement is qualified in its entirety by reference to the full text of the Amended Employment Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 5.02 by reference.

SECTION 9 - FINANCIAL INFORMATION AND EXHIBITS

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, effective as of October 22, 2020, by and between Visteon Corporation and Sachin Lawande.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTEON CORPORATION

/s/Brett D. Pynnonen
Brett D. Pynnonen
Senior Vice President and General Counsel

Date: October 26, 2020

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